QuickLinks -- Click here to rapidly navigate through this document

Exhibit 8.2

March 3, 2020

Aphria Inc.
98 Talbot St. W.
Leamington, Ontario N8H 1M8
Canada

Ladies and Gentlemen:

        We have acted as U.S. federal tax counsel to Aphria Inc. (the "Company"), a Canadian corporation, in connection with the Company's registration statement on Form F-3 (the "Registration Statement"), as filed with the U.S. Securities and Exchange Commission (the "Commission") on the date hereof and as thereafter amended or supplemented, relating to the registration under the Securities Act of 1933, as amended (the "Securities Act"), of an aggregate of 7,022,472 of the Company's common shares, issuable upon the exercise of 7,022,472 issued and outstanding warrants to purchase the Company's common shares at an exercise price of $9.26 (Canadian dollars) per share.

        We hereby confirm to you that the statements of U.S. tax law set forth under the heading "CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS" included as part of the Registration Statement filed on Form F-3 are our opinion, subject to the qualifications, limitations and assumptions set forth in the Registration Statement.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and the discussions of advice provided by us in the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,
/s/ DLA Piper LLP (US)
DLA Piper LLP (US)

QuickLinks

  Exhibit 8.2